APR-23-99 FRI 11:15 NCR 7341450 FAX NO. 7341476 P.02

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:00 PM 04/23/1999
991160709 – 0763921

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ILC DATA DEVICE CORPORATION

ILC DATA DEVICE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

1. That the Board of Directors of the Corporation, by the unanimous written consent of its members filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article FIRST thereof so that, as amended, said Article shall be and read as follows:

FIRST: The name of the corporation (hereinafter called the "corporation") is Data Device Corporation.

2. That in lieu of a meeting and vote of the sole stockholder of the Corporation, the sole stockholder of the Corporation gave its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President this 19th day of April, 1999.

ILC DATA DEVICE CORPORATION

By: [signature]
Clifford P. Lane
President